UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                FORM 15

       CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
  SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
                         EXCHANGE ACT OF 1934

                   Commission File Number:  0-25470
                                          ____________________________________


                   Community Investors Bancorp, Inc.
______________________________________________________________________________
        (Exact name of registrant as specified in its charter)


                      119 South Sandusky Avenue
                         Bucyrus, Ohio  44820
                            (419) 562-7055
______________________________________________________________________________
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                Common Stock, par value $0.01 per share
______________________________________________________________________________
        (Title of each class of securities covered by this Form)


                            Not applicable
______________________________________________________________________________
(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [X]     Rule 12h-3(b)(1)(i)   [X]
          Rule 12g-4(a)(1)(ii)  [ ]     Rule 12h-3(b)(1)(ii)  [ ]
          Rule 12g-4(a)(2)(i)   [ ]     Rule 12h-3(b)(2)(i)   [ ]
          Rule 12g-4(a)(2)(ii)  [ ]     Rule 12h-3(b)(2)(ii)  [ ]
                                        Rule 15d-6            [ ]

     Approximate number of holders of record as of the certification or
notice date:      168
            ________________


     Pursuant to the requirements of the Securities Exchange Act of 1934, Community Investors Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  September 23, 2005      By:   /s/ Phillip W. Gerber
                                     ------------------------------------
                               Name:   Phillip W. Gerber
                               Title:  President and Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


                 Potential persons who respond to the collections of information contained in this form are not required to respond
SEC 2069 (12-04) unless the form displays a currently valid OMB control number.